Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE

Dated as of February 5, 2013

to

INDENTURE

Dated as of October 11, 2012

Between

AIR LEASE CORPORATION

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Trustee

4.750% Senior Notes due 2020

i

TABLE OF CONTENTS

(continued)

ii

FIRST SUPPLEMENTAL INDENTURE, dated as of February 5, 2013 (this “Supplemental Indenture”), by and among Air Lease Corporation, a corporation duly organized and existing under the laws of the State of Delaware (the “Company”), and Deutsche Bank Trust Company Americas, a New York banking corporation, as Trustee (the “Trustee”).

RECITALS

WHEREAS, the Company has executed and delivered to the Trustee the Indenture, dated as of October 11, 2012 (the “Base Indenture”), to provide for the issuance of the Company’s debt securities, to be issued in one or more series;

WHEREAS, pursuant to the terms of the Base Indenture, the Company desires to provide for the establishment of a new series of debt securities to be known as the “4.750% Senior Notes due 2020” (the “Notes”), the form and substance and the terms, provisions and conditions thereof to be set forth as provided in the Base Indenture, as supplemented by this Supplemental Indenture;

WHEREAS, the Board of Directors of the Company by duly adopted resolutions has authorized certain officers of the Company to, among other things, determine the terms of the debt securities to be issued under the Indenture and execute any and all appropriate documents necessary or appropriate to effect each such issuance;

WHEREAS, this Supplemental Indenture is being entered into pursuant to the provisions of Sections 2.01, 3.01 and 9.01 of the Base Indenture;

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the Company, in accordance with its terms, and to make the Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid obligations of the Company, have, in each case, been performed, and the execution and delivery of this Supplemental Indenture has been duly authorized in all respects;

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of the Notes by the Holders thereof, and for the purpose of setting forth, as provided in the Indenture, the forms and terms of the Notes, the Company covenants and agrees, with the Trustee, as follows:

ARTICLE 1
DEFINITIONS

Section 1.1                                    Definitions.  For all purposes of the Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(a)                                 the terms defined in this Article 1 shall have the respective meanings assigned to them in this Article 1 and include the plural as well as the singular and, to the extent applicable, supersede the definitions thereof in the Base Indenture with respect to the Notes;

(b)                                 all words, terms and phrases defined in the Base Indenture (but not otherwise defined herein) shall have the same meanings as in the Base Indenture;

(c)                                  unless the context otherwise requires, (i) any reference to an “Article” or “Section” refers to an Article or Section, as the case may be, of this Supplemental Indenture; and (ii) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to the Indenture as a whole as amended and/or supplemented by this Supplemental Indenture and not to any particular Article, Section or other subdivision; and

(d)                                 unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“Applicable Premium” means, with respect to a Note on any date of redemption, the greater of:

(i)                                     1.0% of the principal amount of such Note, and

(ii)                                  the excess, if any, of (a) the present value as of such date of redemption of (i) 100% of the principal amount of such Note plus (ii) all required interest payments due on such Note through March 1, 2020 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate as of such date of redemption plus 50 basis points, over (b) the then outstanding principal of such Note.

“Bankruptcy Law” means Title 11, U.S. Code, as amended, or any similar federal, state or foreign law for the relief of debtors.

“Board of Directors” means, with respect to the Company, the board of directors of the Company or (other than for purposes of determining Change of Control) any duly authorized committee of such board; and with respect to any Guarantor, the board of directors or equivalent governing body of such Guarantor or any duly authorized committee of such board or governing body or, with respect to a Guarantor that is a limited partnership or limited liability company, the general partner, managers, members or equivalent governing body of such Guarantor.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close, and when used with respect to any Place of Payment, means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in that Place of Payment are authorized or obligated by law or executive order to close.

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Capital Stock” of a Person means all equity interests in such Person, including any Common Stock, Preferred Stock, limited liability or partnership interests (whether general or limited), and all warrants or options with respect to, or other rights to purchase, the foregoing, but excluding Convertible Notes and Indebtedness (other than Preferred Stock) convertible into equity.

“Cash and Cash Equivalents” means (1) cash and cash equivalents, as defined in accordance with GAAP, and (2) commercial paper, certificates of deposit, guaranteed investment contracts, repurchase agreements and similar securities where the obligor to the Company is rated A (or equivalent rating) or above by Fitch, S&P or Moody’s (or in the case of commercial paper, rated P-1 or higher by Moody’s or A-1 or higher by S&P).

“Change of Control” means, an event or series of events by which:

(i)                                     a “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than the Company, a direct or indirect Subsidiary, or any employee or executive benefit plan of the Company and/or its Subsidiaries, has become the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the Company’s Common Stock representing more than 50% of the total voting power of all Common Stock of the Company then outstanding and constituting Voting Stock;

(ii)                                  the consummation of (i) any consolidation or merger of the Company pursuant to which the Company’s Common Stock will be converted into the right to obtain cash, securities of a Person other than the Company, or other property; or (ii) any sale, lease or other transfer in one transaction or a series of related transactions of all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, to any other Person other than a direct or indirect Subsidiary of the Company; provided, however, that a transaction described in clause (i) or (ii) in which the holders of the Company’s Common Stock immediately prior to such transaction own or hold, directly or indirectly, more than 50% of the voting power of all Common Stock of the continuing or surviving corporation or the transferee, or the parent thereof, outstanding immediately after such transaction and constituting Voting Stock shall not constitute a Change of Control; or

(iii)                               during any period of 12 consecutive months, a majority of the members of the Board of Directors of the Company cease to be composed of individuals (i) who were members of the Board of Directors of the Company on the first day of such period, (ii) whose election or nomination to the Board of Directors of the Company was approved by individuals referred to in the immediately preceding clause (i) constituting at the time of such election or nomination at least a majority of the Board of Directors of the Company, or (iii) whose election or nomination to the Board of Directors of the Company was approved by individuals referred to in the immediately preceding clauses (i) and (ii) constituting at the time of such election or nomination at least a majority of the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Common Stock” shall mean and include any class of capital stock of any corporation now or hereafter authorized, the right of which to share in distributions of either earnings or assets of such corporation is without limit as to any amount or percentage.

“Consolidated Adjusted EBITDA” means, with reference to any period, Consolidated Net Income for such period plus, to the extent deducted in determining Consolidated Net Income, depreciation, amortization, interest expense, income taxes, stock-based compensation expense and any other non-cash, non-recurring losses or charges of the Company and its consolidated Subsidiaries.

“Consolidated Interest Expense” means, for any period, all interest expense in respect of Indebtedness of the Company and its consolidated Subsidiaries deducted in determining Consolidated Net Income together with all interest capitalized or deferred during such period and not deducted in determining Consolidated Net Income for such period, excluding all debt discount and expense amortized or required to be amortized in the determination of Consolidated Net Income for such period.

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Company and its consolidated Subsidiaries for such period, on a consolidated basis, provided that there shall be excluded any net income, gain or losses during such period from (1) any change in accounting principles in accordance with GAAP, (2) any prior period adjustment resulting from any change in accounting principles in accordance with GAAP, (3) any discontinued operations and (4) any extraordinary items.

“Consolidated Net Worth” means, as of any date of determination, shareholder’s equity as reflected in the Company’s consolidated financial statements as of such date.

“Consolidated Unencumbered Assets” means the assets of the Company and its Subsidiaries on a consolidated basis, consisting of (1) Cash and Cash Equivalents and Marketable Securities, in each case to the extent not subject to a Lien (other than customary bankers’ liens and rights of setoff and offset) and (2) non-pledged Aircraft Assets, valued at the net book value thereof.

“Consolidated Unsecured Indebtedness” means Unsecured Indebtedness of the Company and its Subsidiaries, on a consolidated basis after eliminating intercompany items.

“Convertible Notes” means Indebtedness of the Company that is optionally convertible into Common Stock of the Company (and/or cash based on the value of such Common Stock) and/or Indebtedness of a Subsidiary of the Company that is optionally exchangeable for Common Stock of the Company (and/or cash based on the value of such Common Stock).

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Capital Stock” means Capital Stock that by its terms is:

(i)                                     required to be redeemed or redeemable at the option of the holder prior to the Stated Maturity of principal of the Notes for consideration other than Qualified Capital Stock; or

(ii)                                  convertible at the option of the holder into Disqualified Capital Stock or exchangeable for Indebtedness.

“DTC” means The Depository Trust Company.

“Equity Offering” means a public offering for cash by the Company of its Common Stock other than (1) public offerings with respect to the Company’s Common Stock registered on Form S-4 or S-8, (2) an issuance to any Subsidiary or (3) any offering of Common Stock issued in connection with a transaction that constitutes a Change of Control.

“Exchange Act” means the Securities Exchange Act of 1934 and any statute successor thereto, in each case as amended from time to time and the rules and regulations of the Commission promulgated thereunder.

“Fitch” means Fitch Rating Service, Inc.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date.

“Guarantee” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing the payment of any Indebtedness of any other Person, including (without limitation) obligations Incurred through an agreement, contingent or otherwise, by such Person:

(x)                                 to purchase such Indebtedness; or

(y)                                 to advance or supply funds for the purchase or payment of such Indebtedness.

In any computation of the Indebtedness under any Guarantee, the Indebtedness that is the subject of such Guarantee shall be assumed to be direct obligations of such obligor to the extent of such obligor’s liability with respect thereto.

“Guarantor” means the Person named as a “Guarantor” with respect to the Notes for which its Note Guarantee is endorsed thereon or otherwise provided, until a successor Person shall have become such pursuant to the applicable provisions of the Indenture or such Note Guarantee, and thereafter “Guarantor” shall mean such successor Person.

“Holder” means a Holder of the Notes.

“Incur” means issue, create, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

“Indebtedness” with respect to any Person means, at any time, without duplication,

(a)                                 its liabilities for borrowed money and its redemption obligations in respect of Preferred Stock that is mandatorily redeemable at the option of the holder thereof prior to the Stated Maturity of principal of the Notes;

(b)                                 its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable and accrued expenses arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(c)                                  all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases and (b) all liabilities which would appear on its balance sheet in accordance with GAAP in respect of Synthetic Leases assuming such Synthetic Leases were accounted for as Capital Leases;

(d)                                 all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

(e)                                  all its reimbursement obligations in respect of drawn letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);

(f)                                   the net aggregate Swap Termination Value of all Swap Contracts of such Person; and

(g)                                  any Guarantee of such Person with respect to liabilities of a type described in any of clauses (a) through (f) of this definition.

“Indenture” means the Base Indenture as originally executed and as it may from time to time be supplemented or amended by one or more indentures supplemental thereto entered into pursuant to the applicable provisions thereof, including, for all purposes of the Base Indenture and any such supplemental indenture, the provisions of the Trust Indenture Act that are deemed to be a part of and govern the Base Indenture and any such supplemental indenture, respectively. The term “Indenture”, when used with respect to a particular series of Securities (including the Notes), shall also include the terms of such particular series of Securities (including the Notes) established as contemplated by Section 3.01 of the Indenture.

“interest” with respect to the Notes means interest with respect thereto and “Special Interest”, if any.

“Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent) by S&P or Fitch, as applicable.

“Issue Date” means February 5, 2013.

“Joint Venture” means, as to any Person, any other Person designated as a “joint venture” (1) that is not a Subsidiary of such Person and (2) in which such Person owns less than 100% of the equity or voting interests.

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person.

“Marketable Securities” means either (1) debt securities that are rated BBB- or above by Fitch, BBB- or above by S&P, or Baa3 or above by Moody’s or (2) senior debt securities of issuers that are rated BBB- or above by Fitch, BBB- or above by S&P, or Baa3 or above by Moody’s.

“Material” means material in relation to the business operations, financial condition or properties of the Company and its Subsidiaries taken as a whole.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Non-Guarantor Subsidiary” means any Subsidiary that is not a Guarantor.

“Non-Rating Period” means any period of time from and after the first anniversary of the Issue Date during which a publicly available rating on the Notes is not maintained by at least one Rating Agency. For avoidance of doubt, the Company shall not have the obligation to maintain any particular minimum rating or level of rating.

“Non-Recourse Indebtedness” means, when used to determine whether an Event of Default described in clause (e) under Section 7.1 of this Supplemental Indenture has occurred and is continuing with respect to the Notes, Indebtedness for money borrowed that is Incurred in connection with the financing or refinancing of the acquisition, overhaul, repair or refurbishment of Aircraft Assets and with respect to which the lenders or holders thereof have no recourse to the Company or any of its Subsidiaries for the collection of principal, interest and premium on such Indebtedness other than recourse to (x) equity interests in any Special Purpose Aircraft Financing Entity; and (y) the assets (including Aircraft Assets) of Special Purpose Aircraft Financing Entities; provided that without limiting the foregoing, (i) the existence of a guarantee that does not constitute a guarantee of payment of principal, interest or premium on Indebtedness shall not cause any Indebtedness to fail to constitute Non-Recourse Indebtedness; and (ii) for the avoidance of doubt, Indebtedness under (A) that certain Warehouse Loan Agreement, dated as of May 26, 2010, among ALC Warehouse, the lenders party thereto and Credit Suisse AG, New York Branch, as Agent, and (B) (1) that certain Credit Agreement, dated as of March 8, 2012, among ALC Maillot, the subsidiary guarantors party thereto, the lenders party thereto, Credit Agricole Corporate and Investment Bank, as administrative agent, and Deutsche Bank Trust Company Americas, as collateral agent; and (2) that certain Liquidity Facility Agreement, dated as of March 8, 2012, among ALC Maillot, Credit Agricole Corporate and Investment Bank, as liquidity facility provider, and Credit Agricole Corporate and Investment Bank, as administrative agent, in the case of each of the foregoing clauses (A) and (B) as may be amended, supplemented or extended, or refinanced or renewed or replaced on substantially similar terms, shall constitute Non-Recourse Indebtedness (provided that in the case of each of the foregoing clauses (A) and (B), (x) neither the Company nor any Guarantor is a borrower of such Indebtedness, (y) such Indebtedness is not guaranteed as to payment of principal, interest and premium by the Company, a Guarantor or any Subsidiary of the Company other than a subsidiary of the applicable borrower of such Indebtedness; and (z) such Indebtedness is not secured by assets of the Company or its Subsidiaries other than assets of the applicable borrower and its subsidiaries and equity interests in such borrower and its subsidiaries).

“Note Guarantee” means, individually, any Guarantee of payment of the Notes and the Company’s other Obligations under the Indenture by a Guarantor pursuant to the terms of the Indenture and any supplemental indenture thereto, and, collectively, all such Guarantees.

“Notice of Default” means a written notice of the kind specified in clause (d) of Section 7.1 of this Supplemental Indenture.

“Obligations” means, with respect to Indebtedness, any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), other monetary obligations, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities.

“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) on the Company’s Common Stock purchased by the Company in connection with an issuance of any Convertible Notes; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by the Company from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by the Company from the sale of such Convertible Notes issued in connection with the Permitted Bond Hedge Transaction.

“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) on the Company’s Common Stock sold by the Company substantially concurrently with any purchase by the Company of a related Permitted Bond Hedge Transaction.

“Preferred Stock,” means any class of capital stock of a Person that is preferred over any other class of capital stock (or similar equity interests) of such Person as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such Person.

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“Prospectus Supplement” means the Prospectus Supplement dated January 29, 2013, relating to the offering of the Notes.

“Qualified Capital Stock” means all Capital Stock of a Person other than Disqualified Capital Stock.

“Rating Agency” means each of S&P and Fitch.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Securities Act” means the Securities Act of 1933 and any statute successor thereto, in each case as amended from time to time and the rules and regulations of the Commission promulgated thereunder.

“Securities Guarantee” means, with respect to the Notes, a Note Guarantee.

“Significant Subsidiary” means any Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission.

“SPC Subsidiary” means a Special Aircraft Financing Entity that has acquired from a Person other than the Company or a Subsidiary a single Aircraft Asset and is prohibited by its organizational documents or loan documents or other related financing documents, without extension, replacement, modification or renewal thereof, from Incurring Indebtedness, other than the Indebtedness Incurred to finance such acquisition.

“Special Aircraft Financing Entity” means (1) any Subsidiary of the Company (a) that is a borrower under a lending facility for the purpose of purchasing or financing Aircraft Assets, (b) that has no Indebtedness other than Indebtedness that is non-recourse to the Company and its Subsidiaries (other than (x) such Subsidiary and its Subsidiaries and (y) a limited recourse pledge of the equity of any such Subsidiary) and the payment of such Indebtedness is not subject to a Guarantee by the Company or would become the obligation of the Company and its Subsidiaries (other than such Subsidiary and its Subsidiaries), and (c) that engages in no business lease, sale and management of Aircraft Assets and the ownership of special purpose entities engaged in such purchase, finance, lease, sale and management, and business incidental thereto and (2) any such special purpose entity described in the foregoing clause (1)(c) that is a Subsidiary of a Special Aircraft Financing Entity; provided that “Special Aircraft Financing Entity” shall include, without limitation, ALC Warehouse and ALC Maillot.

“Special Purpose Aircraft Financing Entity” means, when used to determine whether an Event of Default described in clause (e) under Section 7.1 of this Supplemental Indenture has occurred and is continuing with respect to the Notes, a Subsidiary (w) that is not a Guarantor; (x) that engages in no business other than the purchase, finance, refinance, lease, sale and management of Aircraft Assets, the ownership of Special Purpose Aircraft Financing Entities and business incidental thereto; (y) substantially all of the assets of which are comprised of Aircraft Assets and/or equity interests in Special Purpose Aircraft Financing Entities; and (z) that is not obligated under, or the organizational documents or financing documents of which prevent it from incurring, in each case, indebtedness for money borrowed other than indebtedness incurred to finance or refinance the acquisition, overhaul, repair or refurbishment of Aircraft Assets.

“Specified Indebtedness” with respect to any Person, means any Indebtedness of such Person the outstanding principal amount of which equals at least $100 million.

“Subordinated Obligation” means any Indebtedness of the Company or any Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is expressly subordinated or junior in right of payment to the Notes or the Note Guarantees, as the case may be, pursuant to a written agreement.

“Subsidiary” of any Person means (1) any corporation, association or similar business entity (other than a partnership, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors or trustees thereof (or Persons performing similar functions) or (2) any partnership, limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights or total equity, as applicable, is, in the case of clauses (1) and (2), at the time owned, directly or indirectly, by (a) such Person, (b) such Person and one or more Subsidiaries of such Person or (c) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company.

“Swap Contract” means (1) any and all interest rate swap transactions, basis swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward foreign exchange transactions, cap transactions, floor transactions, currency options, spot contracts or any other similar transactions or any of the foregoing (including, but without limitation, any options to enter into any of the foregoing), and (2) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (1) for any date of determination on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (2) for any date of determination prior to the date referenced in clause (1), the amounts(s) determined as the mark-to-market values(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.

“Synthetic Lease” means, at any time, any lease (including leases that may be terminated by the lessee at any time) of any property (1) that is accounted for as an operating lease under GAAP and (2) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.

“Treasury Rate” means as of any date of redemption of Notes the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the Redemption Date to March 1, 2020; provided, however, that if the period from the Redemption Date to March 1, 2020 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to March 1, 2020 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unsecured Indebtedness” means Indebtedness as to which the obligor thereunder has not granted a Lien in favor of the holder(s) thereof as collateral security for the repayment of such Indebtedness; provided that for the avoidance of doubt obligations under Capital Leases and with respect to Swap Contracts shall not constitute Unsecured Indebtedness.

“Voting Stock” means Capital Stock of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect the corporate directors (or Persons performing similar functions).

“Wholly Owned Subsidiary” means, at any time, any Subsidiary one hundred percent of all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly Owned Subsidiaries at such time.

Section 1.2            Other Defined Terms.  In addition to the definitions set forth in Section 1.1 above, the following terms shall have the respective meanings given in the Sections of this Supplemental Indenture set forth below:

Defined Term	Section

Additional Notes	2.6
Bankruptcy Default	7.1
Base Indenture	Recitals
Change of Control Offer	9.1
Change of Control Payment	9.1

Defined Term	Section

Change of Control Payment Date	9.1
Company	Recitals
Covenant Suspension Event	5.5
Event of Default	7.1
Notes	Recitals
Restricted Payments	5.5
Reversion Date	5.5
Special Interest	2.8
Successor Company	6.1
Successor Guarantor	6.1
Supplemental Indenture	Recitals
Suspended Covenant	5.5
Threshold Amount	7.1
Trustee	Recitals
Unsecured Aircraft Financing Debt	5.4

ARTICLE 2
TERMS AND DESCRIPTION OF NOTES

Section 2.1            Indenture.  The changes, modifications and supplements to the Indenture effected by this Supplemental Indenture shall be applicable only with respect to, and shall only govern the terms of, the Notes that may be issued from time to time, and shall not apply to any other Securities that may be issued under the Indenture unless an Officers’ Certificate or supplemental indenture with respect to such other Securities specifically incorporates such changes, modifications and supplements. The provisions of this Supplemental Indenture shall supersede any conflicting provisions in the Indenture with respect to the Notes.

Section 2.2            Designation and Amount.  There is hereby authorized and established a series of Securities under the Indenture, designated as the “4.750% Senior Notes due 2020”. The aggregate principal amount of Notes that may be authenticated and delivered under the Indenture is initially limited to $400,000,000, except upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 3.04, 3.05, 3.06, 9.06 or 11.07 of the Indenture and any Notes that, pursuant to Section 3.03 of the Indenture, are deemed never to have been authenticated and delivered, and subject to the Company’s ability to issue additional Notes pursuant to Section 2.6.

Section 2.3            Form of Notes.  The Notes are to be substantially in the form set forth in Exhibit A hereto.  The Notes will initially be issued as a single Global Security and registered in the name of Cede & Co., the nominee of DTC.

Section 2.4            Maturity.  The Stated Maturity of principal of the Notes is March 1, 2020.

Section 2.5            Denominations Of Notes.  The Notes shall be issuable in registered form without coupons in denominations of $2,000 principal amount and integral multiples of $1,000 in excess thereof.

Section 2.6            Additional Notes.  Pursuant to Section 3.01 of the Indenture, the Company may, from time to time reopen the series and issue additional Notes (the “Additional Notes”) without notice to or consent of the Holders; provided that such Additional Notes are fungible with the Notes issued on the Issue Date or are issued under separate CUSIP numbers (or other relevant identifying numbers); provided further that the Company will not be permitted to issue Additional Notes if, at the time of such issuance, the Company is not in compliance with Article 5 and Article 9.  The Notes and any such Additional Notes shall be consolidated and form a single series of Securities and shall vote together as one class on all matters.

Section 2.7            Interest.  The Notes will bear interest at the rate of 4.750% per annum. Interest payable on each Interest Payment Date will include interest accrued from the Issue Date, or from the most recent date to which interest has been paid or duly provided for. The Interest Payment Dates for the Notes are March 1 and September 1, commencing on September 1, 2013 and ending on March 1, 2020; and the Regular Record Date for the interest payable on any Interest Payment Date is the February 15 or August 15, as the case may be, next preceding the relevant Interest Payment Date.

Section 2.8            Special Interest.  During a Non-Rating Period, the Company shall pay additional interest (“Special Interest”) at an annual rate equal to 0.50% on the outstanding principal amount of the Notes from the first date of such Non-Rating Period to, but not including the last day of such Non-Rating Period. The Company shall pay all Special Interest, if any, in arrears on the dates and in the same manner as regular interest on the Notes. In the event the Company is required to pay Special Interest, the Company shall provide written notice to the Trustee of the Company’s obligation to pay Special Interest no later than 15 days prior to the next Interest Payment Date, which notice shall set forth the expected amount of the Special Interest to be paid by the Company.  The Trustee shall have no duty or responsibility for determining if any Special Interest is payable.

Section 2.9            Paying Agent, Registrar, Place of Payment.  The Company initially appoints the Trustee to act as Paying Agent and Security Registrar for the Notes, initially designates the corporate trust office of the Trustee located in The City of New York as the Place of Payment for the Notes and the office or agency described in Section 10.02 of the Indenture and initially designates DTC as the Depository for the Notes.  The Company may change the Paying Agent, the Security Registrar, the Depository or the Place of Payment without prior notice to or consent of the Holders, and the Company or any of its Subsidiaries may act as Paying Agent or Security Registrar.  The Company will pay principal of, premium, if any, and interest on Notes in global form registered in the name of or held by DTC or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the Holder of such Global Security.

Section 2.10          Sinking Fund.  The Notes shall not be entitled to the benefit of any sinking fund.

ARTICLE 3
SATISFACTION AND DISCHARGE

Section 3.1            Satisfaction and Discharge of Indenture.  Section 4.01 of the Base Indenture is amended and restated in its entirety as follows with respect to the Notes:

(a)           The Indenture will be discharged as to all Notes and will cease to be of further effect as to all Notes, when either:

(i)            all Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust) have been delivered to the Trustee for cancellation; or

(ii)           (A) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the giving of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee, as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption, as the case may be; (B) no Default or Event of Default has occurred and is continuing on the date of such deposit or will occur as a result of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) and the deposit will not result in a breach or violation of, or constitute a default under, any material agreement or material instrument (other than the Indenture) to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound; (C) the Company or any Guarantor has paid or caused to be paid all sums payable or due and owing by the Company under the Indenture; and (D) the Company or any Guarantor has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the Redemption Date, as the case may be.

(b)           In addition, the Company shall deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) stating that all conditions precedent to satisfaction and discharge have been satisfied.

(c)           Notwithstanding the satisfaction and discharge of the Indenture, the obligations of the Company to the Trustee under Section 6.07 of the Indenture, the obligations of the Trustee to any Authenticating Agent under Section 6.14 of the Indenture and, if money shall have been deposited with the Trustee pursuant to subclause (ii)(A) of clause (a) of this Section 3.1, the obligations of the Trustee under Section 4.02 of the Indenture and the last paragraph of Section 10.03 of the Indenture shall survive.

ARTICLE 4
AMENDMENTS AND WAIVERS

Section 4.1            Supplemental Indentures without Consent of Holders.  Section 9.01 of the Base Indenture is hereby amended with respect to the Notes by the following:

(a)           replacing the language in clause (d) thereof with “to add to or change any of the provisions of the Indenture to such extent as shall be necessary to permit or facilitate the issuance of Notes in bearer form, registrable or not registrable as to principal, and with or without interest coupons, or to permit or facilitate the issuance of Notes in uncertificated form; provided that the Notes are issued in registered form for purposes of Section 163(f) of the Code”; and

(b)           replacing the word “indenture” in clause (q) thereof with “Indenture”.

Section 4.2            Supplemental Indentures with Consent of Holders.  Section 9.02 of the Base Indenture is hereby amended with respect to the Notes by the following::

(a)           replacing the period at the end of clause (c) thereof with “, or”;

(b)           adding a new clause (d) after the end of clause (c) thereof, as follows: “(d) reduce the premium payable upon the redemption or repurchase of any Note or change the time at which any Note may be redeemed or repurchased as described in Article 9 or Article 10 of the Supplemental Indenture whether through an amendment or waiver of provisions in the covenants, definitions or otherwise (except amendments to the definition of “Change of Control”), or”;

(c)           adding a new clause (e) after the end of clause (d) thereof, as follows: “(e) modify the Note Guarantees in any manner adverse to the Holders.”; and

(d)           adding the following sentence at the end thereof: “A consent to any amendment or supplement by any Holder given in connection with a sale, tender or exchange of such Holder’s Notes will not be rendered invalid by such sale, tender or exchange.”

Section 4.3            Payments for consent.  The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture unless such consideration is offered to be paid and is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

ARTICLE 5
CERTAIN COVENANTS OF THE COMPANY

Section 5.1            Maintenance of Consolidated Net Worth.  The Company will not as of a fiscal quarter end permit Consolidated Net Worth to be less than $2,000,000,000.

Section 5.2            Maintenance of Consolidated Unencumbered Assets.  The Company shall as of a fiscal quarter end maintain Consolidated Unencumbered Assets at a minimum of 125% of Consolidated Unsecured Indebtedness.

Section 5.3            Maintenance of Interest Coverage.

(a)           The Company will not, as of the end of each fiscal quarter, permit the ratio of (i) the sum of (A) Consolidated Adjusted EBITDA for the fiscal quarter ending on such date together with the three fiscal quarters which immediately precede such fiscal quarter plus (B) the aggregate amount of Net Cash Proceeds received by the Company from the issuance of Capital Stock during such period to (ii) Consolidated Interest Expense during such period to be less than 1.50 to 1.00.

(b)           Notwithstanding the foregoing, the Company will not be subject to Section 5.3(a) of this Supplemental Indenture at any time the Notes have Investment Grade Ratings from both S&P and Fitch; provided that if at any time (i) one or both of S&P and Fitch withdraw their Investment Grade Rating for the Notes or downgrade the ratings assigned the Notes below an Investment Grade Rating, or (ii) the Company or any of its Affiliates enters into an agreement to effect a transaction and one or more of S&P and Fitch indicates that, if consummated, such transaction (alone or together with any related recapitalization or refinancing transactions) would cause either or both of S&P and Fitch to withdraw its Investment Grade Rating for the Notes or downgrade the rating assigned to the Notes below Investment Grade Rating, then the Company will thereafter again be subject to Section 5.3(a) of this Supplemental Indenture.

Section 5.4            Limitation on Incurrence of Unsecured Indebtedness.  The Company will not permit any Subsidiary to Incur or in any manner become liable in respect of any Unsecured Indebtedness, except:

(a)           Indebtedness of any Guarantor;

(b)           Indebtedness of a Subsidiary owed to the Company or to a Wholly Owned Subsidiary; and

(c)           Indebtedness of an SPC Subsidiary Incurred to finance the acquisition of a single Aircraft Asset on an unsecured basis (“Unsecured Aircraft Financing Debt”); provided that such Unsecured Aircraft Financing Debt becomes Secured Indebtedness within 90 days of Incurrence; provided, further, that, at any one time, no more than three (3) SPC Subsidiaries may have Unsecured Aircraft Financing Debt outstanding.

Section 5.5            Limitation on Restricted Payments.

(a)           The Company will not, and will not permit any Subsidiary to, directly or indirectly (the payments and other actions described in the following clauses being collectively “Restricted Payments”):

(i)            declare or pay any dividend or make any distribution on its Capital Stock (other than dividends or distributions paid in the Company’s Qualified Capital Stock) held by Persons other than the Company or any of its Wholly Owned Subsidiaries;

(ii)           purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company held by Persons other than the Company or any of its Wholly Owned Subsidiaries; or

(iii)          repay, redeem, repurchase, defease or otherwise acquire or retire for value, or make any payment on or with respect to, any Subordinated Obligation except scheduled payments of interest and principal on such Subordinated Obligation and payment of principal and interest of such Subordinated Obligation at its stated maturity.

The foregoing will not prohibit:

(A)          the payment of any dividend within 60 days after the date of declaration thereof if, at the date of declaration, such payment would have complied with this Section 5.5(a) of this Supplemental Indenture

(B)          dividends or distributions by a Subsidiary payable, on a pro rata basis or on a basis more favorable to the Company and its Subsidiaries, to all holders of any class of Capital Stock of such Subsidiary a majority of which is held, directly or indirectly through Subsidiaries, by the Company;

(C)          the purchase, redemption or other acquisition or retirement for value of Capital Stock of the Company held by officers, directors or employees or former officers, directors or  employees (or their estates or beneficiaries under their estates), upon death, disability, retirement, severance or termination of employment or pursuant to any agreement under which the Capital Stock was issued or any employment agreement approved by the Company’s Board of Directors;

(D)          the repurchase, redemption or other acquisition for value of Capital Stock of the Company deemed to occur in connection with paying cash in lieu of fractional shares of such Capital Stock in connection with a share dividend, distribution, share split, reverse share split, merger, consolidation or other business combination of the Company, in each case, permitted by the Indenture;

(E)           the repurchase of Capital Stock deemed to occur upon the exercise of stock options to the extent such Capital Stock represents a portion of the exercise price of those stock options;

(F)                                 the payment of cash by the Company or any of its Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (a) the exercise of options, warrants or other rights to purchase or (b) the conversion or exchange of Capital Stock of such Person or Convertible Notes;

(G)                               the making of cash payments in connection with any conversion of Convertible Notes permitted to be Incurred under the Indenture not to exceed the sum of (a) the principal amount of such Convertible Notes plus (b) any payments received by the Company or any of its Subsidiaries pursuant to the exercise, settlement or termination of any related Permitted Bond Hedge Transaction;

(H)                              any payments in connection with a Permitted Bond Hedge Transaction, and the settlement of any related Permitted Warrant Transaction (a) by delivery of shares of the Company’s Common Stock upon net share settlement thereof or (b) by (i) set-off against the related Permitted Bond Hedge Transaction, (ii) payment of an early termination amount thereof in shares of the Company’s Common Stock upon any early termination thereof and (iii) payment of an amount thereof in cash upon exercise, settlement or an early termination thereof in an aggregate amount not to exceed the aggregate amount of any payments received by the Company or any of its Subsidiaries pursuant to the exercise, settlement or termination of any related Permitted Bond Hedge Transaction, less any cash payments made with respect to any related Convertible Notes pursuant to clause (G) of this Section 5.5(a) of this Supplemental Indenture; and

(I)                                   the purchase, redemption or other acquisition or retirement for value of Capital Stock of the Company, or any dividends or distributions by the Company on its Capital Stock, in an aggregate amount not to exceed for any fiscal year 15% of Consolidated Net Income for such fiscal year; provided that, in the case of this clause (I) no Default or Event of Default has occurred and is continuing or would occur as a result thereof.

(b)                                 Notwithstanding the foregoing, the Company will not be subject to Section 5.5(a) of this Supplemental Indenture (the “Suspended Covenant”) at any time the Notes have Investment Grade Ratings from both S&P and Fitch (the “Covenant Suspension Event”). In the event that the Company is not subject to the Suspended Covenant for any period of time as a result of the foregoing, and on a subsequent date (the “Reversion Date”) one or both of S&P and Fitch (1) withdraw their Investment Grade Rating for the Notes or downgrade the rating assigned to the Notes below an Investment Grade Rating, or (2) the Company or any of its Affiliates enters into an agreement to effect a transaction and one or more of S&P and Fitch indicates that, if consummated, such transaction (alone or together with any related recapitalization or refinancing transactions) would cause either or both of S&P and Fitch to withdraw its Investment Grade Rating for the Notes or downgrade the rating assigned to the Notes below Investment Grade Rating, then the Company will thereafter again be subject to the Suspended Covenant. In the event of the reinstatement of the Suspended Covenant, the amount of Restricted Payments made will be calculated as though the Suspended Covenant had been in effect prior to, but not during, any period of time between the Covenant Suspension Event and the Reversion Date.

Section 5.6                                    Transactions with Affiliates.

(a)                                 The Company will not and will not permit any Subsidiary to enter into directly or indirectly any Material transaction or Material group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another Subsidiary or a Joint Venture), except upon fair and reasonable terms no less favorable to the Company or such Subsidiary than could reasonably be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.

(b)                                 Section 5.6(a) of this Supplemental Indenture will not apply to: (1) any leasing transaction, including, without limitation, a transaction in which an Aircraft Asset is subleased to a customer of the Company or any Subsidiary, involving one or more Subsidiaries for the purposes of effecting aircraft registration or tax planning; (2) any amendment to, or replacement of, any agreement with an Affiliate that is in effect on the Issue Date and disclosed in the Prospectus Supplement, so long as any such amendment or replacement agreement is not more disadvantageous to the Holders, as determined in good faith by the Board of Directors of the Company, in any material respect than the original agreement as in effect on the Issue Date; (3) dividends, stock repurchases and investments, so long as no Event of Default would result as a consequence thereof; (4) the issuance of Common Stock or Preferred Stock by the Company including in connection with the exercise or conversion of options, warrants, convertible securities or similar rights to acquire or purchase Common Stock or Preferred Stock; (5) transactions permitted by, and complying with, the provisions of Article 6 of this Supplemental Indenture and (6) any directors’ fees, indemnification and similar arrangements, consulting fees, employee salaries, bonuses or employment agreements, compensation or employee benefit arrangements and incentive arrangements with any officer, director or employee of the Company or a Subsidiary thereof that are (a) approved in good faith by the Company’s Board of Directors, the independent members of the Company’s Board of Directors, or the Compensation Committee of the Company’s Board of Directors, as applicable, or (b) otherwise reasonable and customary.

Section 5.7                                    Limitation on activities of the Company.  The Company will not and will not permit any Subsidiary to engage in any business if, as a result, the general nature of the business in which the Company and its Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Company and its Subsidiaries, taken as a whole, are engaged on the Issue Date as disclosed in the Prospectus Supplement.

Section 5.8                                    Future Guarantors.  The Company will cause each Subsidiary that provides a Guarantee of any Specified Indebtedness of the Company to execute and deliver to the Trustee a supplemental indenture to the Indenture pursuant to which such Subsidiary will irrevocably and unconditionally guarantee, on a joint and several basis, the full and prompt payment of the principal of, and premium, if any, and interest (including Special Interest, if any) in respect of the Notes on a senior basis and all other Obligations of the Company under the Indenture with respect to the Notes pursuant to Article 11 of this Supplemental Indenture.

Section 5.9                                    Reports.

(a)                                 Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the Commission, the Company will file with the Commission within the time periods specified in the Commission’s rules and regulations that are then applicable to the Company (or if the Company is not then subject to the reporting requirements of the Exchange Act, then the time periods for filing applicable to a filer that is not an “accelerated filer” as defined in such rules and regulations), including any additional time provided by Rule 12b-25 or any successor provision under the Exchange Act:

(i)                                     all financial information that would be required to be contained in an annual report on Form 10-K, or any successor or comparable form, filed with the Commission, including a “Management’s discussion and analysis of financial condition and results of operations” section and a report on the annual financial statements by the Company’s independent registered public accounting firm;

(ii)                                  all financial information that would be required to be contained in a quarterly report on Form 10-Q, or any successor or comparable form, filed with the Commission, including a “Management’s discussion and analysis of financial condition and results of operations” section;

(iii)                               all current reports that would be required to be filed with the Commission on Form 8-K, or any successor or comparable form, if the Company were required to file such reports; and

(iv)                              any other information, documents and other reports that the Company would be required to file with the Commission if it were subject to Section 13 or 15(d) of the Exchange Act, in each case in a manner that complies in all material respects with the requirements specified in such form.

(b)                                 Notwithstanding Section 5.9(a) , the Company will not be obligated to file such reports with the Commission if the Commission does not permit such filing, so long as the Company provides such information to the Trustee and the Holders and makes available such information to prospective purchasers of the Notes, in each case at the Company’s expense and by the applicable date the Company would be required to file such information if it were subject to Section 13 or 15(d) of the Exchange Act.

(b)                                 The requirements set forth in Section 5.9(a) and Section 5.9(b) may be satisfied by delivering such information to the Trustee and posting copies of such information on the Company’s publicly available website or a website that may be nonpublic and may be maintained by the Company or a third party and to which access will be given to Holders and prospective purchasers of the Notes.

(c)                                  Within 10 Business Days of filing its annual and quarterly reports with the Commission the Company will deliver to the Trustee an Officers’ Certificate containing information (including detailed calculations) required to establish whether the Company was in compliance with the requirements of Section 5.1 (Maintenance of Consolidated Net Worth), Section 5.2 (Maintenance of Consolidated Unencumbered Assets), Section 5.3 (Maintenance of Interest Coverage) and Section 5.4 (Limitation on Incurrence of Unsecured Indebtedness) during the annual or quarterly period covered by such reports (including with respect to such provisions, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such provisions, and the calculation of the amount, ratio or percentage then in existence).

Section 5.10                             Compliance Certificate.  Section 10.04 of the Base Indenture is hereby amended and restated in its entirety as follows with respect to the Notes by this Section 5.10:

(a)                                 The Company and each Guarantor (to the extent that such Guarantor is so required under the Trust Indenture Act) will deliver to the Trustee, within 120 days after the end of each fiscal year ending after the Issue Date, a certificate from the principal executive officer, principal financial officer or principal accounting officer stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under the Indenture, and further stating, as to such Officer signing such certificate, that to the best of his or her knowledge, the Company has kept, observed, performed and fulfilled each and every condition and covenant contained in the Indenture and is not in default in the performance or observance of any of the terms, provisions, covenants and conditions of the Indenture (or, if a Default shall have occurred, describing all such Defaults of which he or she may have knowledge and what action the Company is taking or propose to take with respect thereto).

(b)                                 When any Default has occurred and is continuing, or if the Trustee or the holder of any other evidence of Indebtedness of the Company or any Subsidiary gives any notice or takes any other action with respect to a claimed Default, the Company will promptly (which shall be no more than five Business Days following the date on which the Company becomes aware of such Default, receives notice or becomes aware of such action, as applicable) mail or deliver by electronic transmission to the Trustee an Officers’ Certificate specifying such event, its status and what action the Company is taking or proposes to take with respect thereof.

ARTICLE 6
MERGER AND CONSOLIDATION

Section 6.1                                    Merger, Consolidation or Sale of All or Substantially All Assets.  Section 8.01 of the Base Indenture is hereby amended and restated in its entirety as follows with respect to the Notes by this Section 6.1:

(a)                                 The Company will not consolidate with or merge with or into or wind up into (whether or not the Company is the surviving corporation), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets, in one or more related transactions, to any Person unless:

(i)                                     the resulting, surviving or transferee Person (the “Successor Company”) is a corporation, limited liability company or a partnership organized and existing under the laws of the United States, any state or territory thereof or the District of Columbia, and if such entity is not a corporation, a co-obligor of the Notes is a corporation organized or existing under such laws;

(ii)                                  the Successor Company (if other than the Company) expressly assumes all of the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture;

(iii)                               immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(iv)                              each Guarantor (unless it is the other party to the transactions described above, in which case clause (i) of Section 6.1(b) shall apply) shall have by supplemental indenture confirmed that its Note Guarantee shall apply to such Successor Company’s obligations under the Indenture and the Notes; and

(v)                                 the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, winding up or disposition, and such supplemental indenture, if any, comply with the Indenture.

(b)                                 The Successor Company will succeed to, and be substituted for, the Company under the Indenture, the Notes and the Note Guarantees. Notwithstanding Section 6.1(a):

(i)                                     any Subsidiary may consolidate with, merge with or into or transfer all or part of its properties and assets to the Company so long as no Capital Stock of the Subsidiary is distributed to any Person other than the Company; provided that, in the case of a Subsidiary that merges into the Company, the Company will not be required to comply with Section 6.1(a)(v);

(ii)                                  the Company may merge with an Affiliate of the Company solely for the purpose of reincorporating or reorganizing the Company in another state or territory of the United States or the District of Columbia, so long as the amount of Indebtedness of the Company and its Subsidiaries is not increased thereby; and

(iii)                               any Non-Guarantor Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to the Company or a Guarantor.

(c)                                  The Company will not permit any Guarantor to consolidate with or merge with or into or wind up into (whether or not such Guarantor is the surviving corporation), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets, in one or more related transactions, to any Person (other than to the Company or another Guarantor) unless:

(i)                                     if such entity remains a Guarantor, the resulting, surviving or transferee Person (the “Successor Guarantor”) is a Person (other than an individual) organized and existing under the laws of the United States, any state or territory thereof or the District of Columbia;

(ii)                                  if such Guarantor remains a Subsidiary of the Company, the Successor Guarantor, if other than such Guarantor, expressly assumes all of the obligations of such Guarantor under the Indenture, the Notes and its Note Guarantee pursuant to a supplemental indenture;

(iii)                               immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(iv)                              the Company will have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, winding up or disposition and such supplemental indenture (if any) comply with the Indenture.

(d)                                 The Successor Guarantor will succeed to, and be substituted for, such Guarantor under the Indenture and the Note Guarantee of such Guarantor. Notwithstanding the foregoing, any Guarantor may (1) merge with or into or transfer all or part of its properties and assets to a Guarantor or the Company, (2) merge with an Affiliate of the Company solely for the purpose of reincorporating or reorganizing the Guarantor in a state or territory of the United States or the District of Columbia, so long as the amount of Indebtedness of such Guarantor is not increased thereby, and the resulting entity remains or becomes a Guarantor and (3) convert into a corporation, limited liability company, partnership or trust organized or existing under the laws of the jurisdiction of organization of such Guarantor, in each case of clauses (1), (2) and (3) without regard to the requirements set forth in Section 6.1(c).

(e)                                  For purposes of this Section 6.1, the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, will be deemed to be the disposition of all or substantially all of the properties and assets of the Company.

(f)                                   The Company and a Guarantor, as the case may be, will be released from its obligations under the Indenture and its Note Guarantee, as the case may be, and the Successor Company and the Successor Guarantor, as the case may be, will succeed to, and be substituted for, and may exercise every right and power of, the Company or a Guarantor, as the case may be, under the Indenture, the Notes and such Note Guarantee; provided that, in the case of a lease of all or substantially all its assets, the Company will not be released from the obligation to pay the principal of and interest on the Notes and a Guarantor will not be released from its obligations under its Note Guarantee. For the avoidance of doubt, aircraft or engine leasing in the ordinary course of business of the Company or any of its Subsidiaries shall not be considered the leasing of substantially all of the Company’s or any such Subsidiary’s assets under this Article 6.

ARTICLE 7
DEFAULTS AND REMEDIES

Section 7.1                                    Events of Default.  Section 5.01 of the Base Indenture is hereby amended and restated in its entirety as follows with respect to the Notes by this Section 7.1:

Each of the following is an “Event of Default”:

(a)                                 default in any payment of interest or Special Interest on any Note when due, continued for 30 days;

(b)                                 default in the payment of principal of, or premium, if any, on any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(c)                                  failure by the Company or any Guarantor to comply with its obligations under Section 5.1, Section 5.2, Section 5.3, Section 5.4 or Article 6;

(d)                                 default in the performance, or breach, of any covenant or warranty of the Company in the Indenture with respect to the Notes (other than a covenant or warranty with respect to which a default in performance or breach is elsewhere in this Section 7.1 specifically addressed or which covenant or warranty has been included in the Indenture solely for the benefit of one or more series of notes other than the Notes), and continuance of such default or breach for a period of 60 consecutive days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the outstanding Notes, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” under the Indenture;

(e)                                  default under any mortgage, indenture (including the Indenture) or instrument under which there is issued, or which secures or evidences, any Indebtedness for borrowed money of the Company or any Subsidiary, or any Guarantee by the Company or any of its Subsidiaries of such Indebtedness (other than Indebtedness owed to the Company or any Subsidiary or Non-Recourse Indebtedness) now existing or hereinafter created, which default shall constitute a failure to pay principal in an amount exceeding $100.0 million (the “Threshold Amount”) when due and payable at final stated maturity, after expiration of any applicable grace period with respect thereto, or shall have resulted in an aggregate principal amount of such Indebtedness exceeding the Threshold Amount becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable;

(f)                                   failure by the Company or any Significant Subsidiary or any group of Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Subsidiaries), would constitute a Significant Subsidiary to pay final judgments for the payment of money aggregating in excess of the Threshold Amount (net of any amounts paid with respect to such judgments by an insurance company and amounts that a reputable and creditworthy insurance company has acknowledged liability for in writing), which judgments are not paid, discharged or stayed for a period of 60 days or more after such judgment becomes final;

(g)                                  (i)                                     the Company or a Significant Subsidiary or any group of Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Subsidiaries), would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law: (A) commences proceedings to be adjudicated bankrupt or insolvent; (B) consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking an arrangement of debt, reorganization, dissolution, winding up or relief under applicable Bankruptcy Law; (C) consents to the appointment of a receiver, interim receiver, receiver and manager, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property; (D) makes a general assignment for the benefit of its creditors; or (E) generally is not paying its debts as they become due;

(ii)                                      a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (A) is for relief against the Company, any Subsidiary that is a Significant Subsidiary or any group of Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Subsidiaries), would constitute a Significant Subsidiary, in a proceeding in which the Company, any such Subsidiary that is a Significant Subsidiary or any group of Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Subsidiaries), would constitute a Significant Subsidiary, is to be adjudicated bankrupt or insolvent; (B) appoints a receiver, interim receiver, receiver and manager, liquidator, assignee, trustee, sequestrator or other similar official of the Company, any Subsidiary that is a Significant Subsidiary or any group of Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Subsidiaries), would constitute a Significant Subsidiary, or for all or substantially all of the property of the Company, any Subsidiary that is a Significant Subsidiary or any group of Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Subsidiaries), would constitute a Significant Subsidiary; or (C) orders the liquidation, dissolution or winding up of the Company, or any Subsidiary that is a Significant Subsidiary or any group of Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Subsidiaries), would constitute a Significant Subsidiary; and the order or decree remains unstayed and in effect for 60 consecutive days (any such Event of Default specified in this clause (g), for purposes of the Notes, shall constitute a “Bankruptcy Default”); or

(h)                                 any Note Guarantee of any Significant Subsidiary or any group of Guarantors that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Subsidiaries), would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms of the Indenture) or is declared null and void in a judicial proceeding or any Guarantor that is a Significant Subsidiary or any group of Guarantors that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Subsidiaries), would constitute a Significant Subsidiary denies or disaffirms its obligations under the Indenture or its Note Guarantee.

In the event of a declaration of acceleration of the Notes solely because an Event of Default described in Section 7.1(e) above has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically rescinded and annulled if (i) the default or defaults triggering such Event of Default pursuant to Section 7.1(e) shall be remedied or cured by the Company or a Subsidiary of the Company or waived by the holders of the relevant Indebtedness within 30 days after the declaration of acceleration with respect thereto; and (ii) the rescission and annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction.

Section 7.2                                    Acceleration.

(a)                                 The first three paragraphs of Section 5.02 of the Base Indenture are hereby replaced with the following with respect to the Notes:

“If an Event of Default (other than an Event of Default described in Section 7.1(g) of the Supplemental Indenture) occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then Outstanding Notes may declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes to be due and payable by notice in writing to the Company and each Guarantor, as applicable (and to the Trustee if given by Holders). Upon such a declaration, such principal, premium, if any, and accrued and unpaid interest, if any, will be due and payable immediately.

If an Event of Default described in Section 7.1(g) occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.”

(b)                                 The fourth paragraph of Section 5.02 of the Base Indenture is hereby amended by replacing the period at the end of clause (b) thereof with “; and” and adding the following clause (c) thereafter: “(c) such rescission would not conflict with any judgment or decree of a court of competent jurisdiction.”

Section 7.3                                    Control by Holders.  Notwithstanding Section 5.12 of the Base Indenture, the Trustee may refuse to follow any direction that conflicts with any law, rule, regulation or court order or the Indenture, the Notes or any Note Guarantee, or that the Trustee determines in good faith is unduly prejudicial to the rights of any Holder or that would involve the Trustee in personal liability. Any application by the Trustee for written instructions from the requisite amount of Holders may, at the option of the Trustee, set forth in writing any action proposed to be taken or omitted by the Trustee under the Indenture and the date on and/or after which such action shall be taken or such omission shall be effective. The Trustee shall not be liable for any action taken by, or omission of, the Trustee in accordance with a proposal included in such application on or after the date specified in such application unless prior to taking any such action (or the effective date in the case of an omission), the Trustee shall have received written instructions from the requisite amount of Holders in response to such application specifying the action to be taken or omitted.

Section 7.4                                    Waivers.  It shall not be necessary for any Act of Holders to approve the particular form of any waiver, but it shall be sufficient if such Act shall approve the substance thereof.  A consent to any waiver by any Holder given in connection with a sale, tender or exchange of such Holder’s Notes will not be rendered invalid by such sale, tender or exchange.

ARTICLE 8
DEFEASANCE

Section 8.1                                    Covenant Defeasance.  The covenants provided pursuant to Section 3.01(r), 9.01(b) or 9.01(g) of the Indenture for purposes of Section 13.03 of the Indenture are the covenants in Section 4.3, Article 5 (other than Section 5.10) and Article 9 of this Supplemental Indenture and Section 5.15 of the Indenture.

ARTICLE 9
REPURCHASE OF NOTES AT OPTION OF HOLDERS

Section 9.1                                    Offer to Repurchase Upon Change of Control.

(a)                                 If a Change of Control occurs, unless the Company has exercised its right to redeem all of the Notes pursuant to Section 10.1 of this Supplemental Indenture, the Company will make an offer to purchase all of the Notes (the “Change of Control Offer”) at a purchase price in cash equal to 101% of the principal amount of the Notes plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Payment”), subject to the right of Holders of record on the applicable Regular Record Date to receive interest due on the relevant Interest Payment Date. Within 30 days following any Change of Control, unless the Company has exercised its right to redeem all of the Notes pursuant to Section 10.1 of this Supplemental Indenture, the Company will mail a notice of such Change of Control Offer to each Holder or otherwise give notice in accordance with the applicable procedures of DTC, with a copy to the Trustee, stating:

(i)                                     that a Change of Control Offer is being made pursuant to this Section 9.1 and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for purchase by the Company at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the applicable Regular Record Date to receive interest due on the relevant Interest Payment Date);

(ii)                                  the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed or given) (the “Change of Control Payment Date”);

(iii)                               that Notes must be tendered in multiples of $1,000, and any Note not properly tendered will remain outstanding and continue to accrue interest;

(iv)                              that, unless the Company defaults in the payment of the Change of Control Payment, any Note accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on and after the Change of Control Payment Date;

(v)                                 that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the Paying Agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(vi)                              that Holders shall be entitled to withdraw their tendered Notes and their election to require the Company to purchase such Notes; provided that the Paying Agent receives at the address specified in the notice, not later than the close of business on the 30th day following the date of the Change of Control notice, a telegram, facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased

(vii)                           that if a Holder is tendering less than all of its Notes, such Holder will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (the unpurchased portion of the Notes must be equal to $2,000 or an integral multiple of $1,000 in excess thereof); and

(viii)                        the other instructions, as determined by the Company, consistent with this Section 9.1 that a Holder must follow.

The notice, if mailed or given in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. If (A) the notice is mailed or given in a manner herein provided and (B) any Holder fails to receive such notice or a Holder receives such notice but it is defective, such Holder’s failure to receive such notice or such defect shall not affect the validity of the proceedings for the purchase of the Notes as to all other Holders that properly received such notice without defect.

(b)                                 On the Change of Control Payment Date, the Company will, to the extent lawful:

(i)                                     accept for payment all Notes or portions of Notes (of integral multiples of $1,000) properly tendered pursuant to the Change of Control Offer;

(ii)                                  deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes so tendered;

(iii)                               deliver or cause to be delivered to the Trustee for cancellation the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company in accordance with this Section 9.1; and

(iv)                              deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to the making of such Change of Control Payment have been complied with.

(c)                                  The Paying Agent will promptly pay to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate, upon receipt of an Authentication Order, and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof.

(d)                                 If the Change of Control Payment Date is on or after a Regular Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest to the Change of Control Payment Date will be paid on the relevant Interest Payment Date to the Person in whose name a Note is registered at the close of business on such Regular Record Date.

(e)                                  Prior to making a Change of Control Payment, and as a condition to such payment (i) the requisite holders of each issue of Indebtedness issued under an indenture or other agreement that would be violated by the making of such payment shall have consented to such Change of Control Payment being made and waived the event of default, if any, caused by the Change of Control or (ii) the Company will repay all outstanding Indebtedness issued under an indenture or other agreement that would be violated by the making of a Change of Control Payment or the Company will offer to repay all such Indebtedness, make payment to the holders of such Indebtedness that accept such offer and obtain waivers from the requisite remaining holders of such Indebtedness of any event of default arising under the relevant indenture or other agreement as a result of the Change of Control. The Company covenants to effect such repayment or obtain such consent prior to making a Change of Control Payment, it being a default of this Section 9.1 if the Company fails to comply with such covenant.

(f)                                   The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 9.1 applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

(g)                                  The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Indenture by virtue of the conflict.

(h)                                 Other than as specifically provided in this Section 9.1, any purchase pursuant to this Section 9.1 shall be made pursuant to the provisions of Sections 11.03, 11.05 and 11.07 of the Indenture.

ARTICLE 10
OPTIONAL REDEMPTION

Section 10.1                             Optional Redemption.

(a)                                 At any time prior to March 1, 2020, the Company may redeem the Notes, in whole or in part, upon notice pursuant to Section 11.04 of the Indenture, at a redemption price equal to 100% of the aggregate principal amount of the Notes plus the Applicable Premium, plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on an Interest Payment Date falling on or prior to such Redemption Date). Promptly after the determination thereof, the Company shall give the Trustee written notice of the redemption price provided for in this Section 10.1(a), and the Trustee shall not be responsible for such calculation.

(b)                                 Prior to March 1, 2016, upon notice pursuant to Section 11.04 of the Indenture, the Company may on any one or more occasions redeem up to 40% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) with the Net Cash Proceeds of one or more Equity Offerings at a redemption price equal to 104.750% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the applicable Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on an Interest Payment Date falling on or prior to such Redemption Date); provided that (i) at least 60% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) remains outstanding immediately after the occurrence of each such redemption; and (ii) such redemption occurs within 60 days after the date of closing of such Equity Offering.  The Trustee shall not be responsible for calculation of the redemption price payable pursuant to this Section 10.1(b).

(c)                                  Except pursuant to clause (a) or (b) of this Section 10.1, the Notes shall not be redeemable at the Company’s option prior to March 1, 2020.

(d)                                 Any redemption pursuant to this Section 10.1 shall be made pursuant to the provisions of Sections 11.01 through 11.07 of the Indenture; provided that the words “by such method as the Trustee shall deem fair and appropriate and” in Section 11.03 of the Base Indenture shall be replaced with “by lot”.

(e)                                  Any redemption notice may, at the Company’s discretion, be subject to one or more conditions precedent, including completion of an Equity Offering or other corporate transaction.

(f)                                   The Company may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.

Section 10.2                             Modification of Base Indenture.  Section 11.06 of the Base Indenture is hereby amended by deleting the words “Record Dates” and replacing them with “Regular Record Date”.

ARTICLE 11
NOTE GUARANTEES

Section 11.1                             Guarantee.

(a)                                    Subject to this Article 11, each of the Guarantors hereby, jointly and severally, irrevocably and unconditionally guarantees, on a senior unsecured basis, to each Holder and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the Indenture, the Notes or the obligations of the Company hereunder or thereunder, that: (1) the principal of, premium, if any, and interest on the Notes shall be promptly paid in full when due, whether at Stated Maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other Obligations of the Company to the Holders or the Trustee hereunder or under the Notes shall be promptly paid in full, all in accordance with the terms hereof and thereof; and (2) in case of any extension of time of payment or renewal of any Notes or any of such other Obligations, that same shall be promptly paid in full when due in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise.  Failing payment by the Company when due of any amount so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately.  Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b)                                    The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.  Each Guarantor hereby waives, to the extent permitted by law, diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that this Note Guarantee shall not be discharged except by complete payment of the Obligations contained in the Notes and the Indenture with respect to the Notes, or pursuant to Section 11.5 of this Supplemental Indenture.

(c)                                     Each of the Guarantors also agrees, jointly and severally, to pay any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Trustee or any Holder in enforcing any rights under this Section 11.1.

(d)                                    If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to the Company or the Guarantors, any amount paid either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(e)                                     Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all Obligations guaranteed hereby.  Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the Obligations guaranteed hereby may be accelerated as provided in Section 5.02 of the Indenture for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such Obligations as provided in Section 5.02 of the Indenture, such Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee.  The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantees.

(f)                                      Each Note Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Company for liquidation or reorganization, should the Company become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Company’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes or the Note Guarantees, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment had not been made.  In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

(g)                                     In case any provision of any Note Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(h)                                    Each payment to be made by a Guarantor in respect of its Note Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

Section 11.2                             Limitation on Guarantor Liability.  Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent conveyance or a fraudulent transfer for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee.  To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 11, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law.  Each Guarantor that makes a payment under its Note Guarantee will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment, determined in accordance with GAAP.

Section 11.3                             Execution and Delivery.

(a)                                    To evidence its Note Guarantee set forth in Section 11.1 of this Supplemental Indenture, each Guarantor hereby agrees that a joinder to this Supplemental Indenture shall be executed on behalf of such Guarantor by an Officer or person holding an equivalent title.

(b)                                    Each Guarantor hereby agrees that its Note Guarantee set forth in Section 11.1 of this Supplemental Indenture shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Note Guarantee on the Notes.

(c)                                     If an Officer of a Guarantor whose signature is on this Supplemental Indenture no longer holds that office at the time the Trustee authenticates the Notes, the Note Guarantees shall be valid as to such Guarantor nevertheless.

(d)                                    he delivery of any Note by the Trustee, after the authentication thereof under the Indenture, shall constitute due delivery of the Note Guarantee set forth in this Supplemental Indenture on behalf of the Guarantors.

(e)                                     If required by Section 5.8, the Company shall cause any Subsidiary to comply with the provisions of Section 5.8 and this Article 11, to the extent applicable.

Section 11.4                             Subrogation.  Each Guarantor shall be subrogated to all rights of Holders against the Company in respect of any amounts paid by any Guarantor pursuant to the provisions of Section 11.1 of this Supplemental Indenture; provided that, if an Event of Default has occurred and is continuing, no Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Company under the Indenture with respect to the Notes or the Notes shall have been paid in full.

Section 11.5                             Release of Note Guarantees.

(a)                                    A Note Guarantee by a Guarantor will be automatically and unconditionally released and discharged, and no further action by such Guarantor, the Company or the Trustee shall be required for the release of such Guarantor’s Note Guarantee, upon:

(i)                                  (A) any sale, assignment, transfer, conveyance, exchange or other disposition (by merger, consolidation or otherwise) of the Capital Stock of such Guarantor after which the applicable Guarantor is no longer a Subsidiary or all or substantially all of the assets of such Guarantor, which sale, assignment, transfer, conveyance, exchange or other disposition is made in compliance with the provisions of the Indenture; provided that each Guarantee of such Guarantor of other Indebtedness of the Company and its Subsidiaries terminates upon consummation of such transaction;

(B) the release or discharge of such Guarantor from its Guarantee of all Specified Indebtedness of the Company (other than the Notes), including each Guarantee that resulted in the obligation of such Guarantor to guarantee the Notes, if such Guarantor would not then otherwise be required to guarantee the Notes pursuant to the Indenture, except a discharge or release by or as a result of payment under such Guarantee; or

(C) the Company’s exercise of its Legal Defeasance option or Covenant Defeasance option in accordance with Article 13 of the Indenture or the discharge of the Company’s Obligations under the Indenture in accordance with the terms of the Indenture; and

(ii)                                      the Company delivering to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to such transaction and/or release have been complied with.

(b)                             At the written request of the Company, the Trustee shall execute and deliver any documents reasonably required in order to evidence such release, discharge and termination in respect of the applicable Note Guarantee.

ARTICLE 12
MISCELLANEOUS PROVISIONS

Section 12.1                             Governing Law.  This Supplemental Indenture and each Note shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 12.2                             Effect of Headings.  The article and section headings herein and in the Table of Contents are for convenience only and shall not affect the construction hereof.

Section 12.3                             Severability.  In case any one or more of the provisions contained in the Indenture, this Supplemental Indenture or the Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of the Indenture, this Supplemental Indenture or the Notes, but the Indenture, this Supplemental Indenture and the Notes shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

Section 12.4                             Ratification of Indenture.  The Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided; provided, however, that the provisions of this Supplemental Indenture shall apply solely to the Notes.

Section 12.5                             Trustee Not Responsible for Recitals.  The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof.  The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture

Section 12.6                             Waiver of Jury Trial.  Section 1.15 of the Base Indenture is hereby incorporated herein.

Section 12.7                             Counterparts.  This Supplemental Indenture may be executed in any number of counterparts each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the day and year first above written.

AIR LEASE CORPORATION

By:	/s/ Steven F. Udvar-Házy
Name: Steven F. Udvar-Házy
Title: Chairman and Chief Executive Officer

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:	/s/ Diana Vasconez
Name: Diana Vasconez
Title: Associate

By:	/s/ Mark Esposito
Name: Mark Esposito
Title: Assistant Vice President

Exhibit A

Form of Note

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO AIR LEASE CORPORATION OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

AIR LEASE CORPORATION

**************************

4.750% Senior Notes due 2020

CUSIP: [                   ]

ISIN: [                       ]

No. [ ]	$[ ]
(as revised by the Schedule of Increases and Decreases in Global Security attached hereto)

AIR LEASE CORPORATION, a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Company”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., the registered Holder hereof, the principal sum of [                             ] Dollars ($[                       ]) (as revised by the Schedule of Increases and Decreases in Global Security attached hereto) on March 1, 2020, and to pay interest thereon from and including [                         ] or from and including the most recent date to which interest has been paid or duly provided for, semi-annually on March 1 and September 1 in each year, commencing [                           ], or, if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”), at the rate of 4.750% per annum (the “Interest Rate”), until the principal hereof is paid or made available for payment; provided that the Company shall pay Special Interest as provided in the Indenture; provided further that any principal, and any such installment of interest, that is overdue shall bear interest at the Interest Rate (to the extent that the payment of such interest shall be legally enforceable), from the dates such amounts are due until they are paid or made available for payment, and such interest shall be payable on demand. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the February 15 or August 15 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest so payable but not so punctually paid or duly provided for on any Interest Payment Date will forthwith cease to be payable to the Holder on such Regular Record Date and, at the Company’s election, may either be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof to be given to Holders of Notes not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in such Indenture.

Payment of the principal of and interest on this Note will be made at the office or agency of the Company maintained for that purpose in The City of New York, New York (or, if the Company does not maintain such office or agency, at the corporate trust office of the Trustee in The City of New York or if the Trustee does not maintain an office in The City of New York, at the office of a Paying Agent in The City of New York), in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that payment of principal and interest on Global Securities shall be made by wire transfer in accordance with the procedures of the Depositary.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature of one or more authorized signatories, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated: [ ]	AIR LEASE CORPORATION

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:
Authorized Signatory

[REVERSE OF NOTE]

This Note is one of a duly authorized series of securities of the Company designated as the “4.750% Senior Notes due 2020” (herein called the “Notes”), issued under an Indenture, dated as of October 11, 2012 (herein called the “Base Indenture”), as supplemented by the First Supplemental Indenture dated February 5, 2013 (the “First Supplemental Indenture”; the Base Indenture, as so supplemented, is herein called the “Indenture”), among the Company, as issuer, and Deutsche Bank Trust Company Americas, as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered.  This Note is one of the series designated on the face hereof, initially limited in aggregate principal amount to $[                          ]. The Company may at any time issue additional Notes under the Indenture in unlimited amounts having the same terms as the Notes, except as otherwise permitted by the Indenture.

The Notes do not have the benefit of any sinking fund obligation.

The Notes are redeemable prior to the Stated Maturity Date as provided in the Indenture.  In the event of redemption of this Note in part only, a new Note or Notes in an authorized denomination for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

The Indenture contains provisions for defeasance at any time of the entire Indebtedness of this Note or of certain restrictive covenants and Events of Default with respect to the Notes, in each case upon compliance with certain conditions set forth in the Indenture.

If an Event of Default with respect to the Notes shall occur and be continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Notes at the time Outstanding. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Notes at the time Outstanding, on behalf of the Holders of all Notes, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

As provided in and subject to the provisions of the Indenture, the Holder of this Note shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Notes, the Holders of at least 25% in principal amount of the Notes at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee indemnity or security reasonably satisfactory to it, and the Trustee shall not have received from the Holders of a majority in principal amount of Notes at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Note for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Security Register, upon surrender of this Note for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or the Holder’s attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Indenture and this Note are governed by and construed in accordance with the laws of the State of New York.

The Notes are issuable in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Notes are exchangeable for a like aggregate principal amount of Notes of any authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent thereof may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and none of the Company, the Trustee or any such agent shall be affected by notice to the contrary.

All terms used in this Note that are not defined herein and are defined in the Indenture shall have the meanings assigned to them in the Indenture.

To the extent that any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

SCHEDULE OF INCREASES AND DECREASES IN GLOBAL SECURITY

The following increases or decreases in this Note have been made:

Date of decrease or increase	Amount of decrease in principal amount of this Note	Amount of increase in principal amount of this Note	Principal amount of this Note following such decrease or increase	Signature of authorized signatory of Trustee or Security Custodian

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers this Note to:

(Insert assignee’s social security or tax identification number)

(Insert address and zip code of assignee)

and irrevocably appoints                as agent to transfer this Note on the Security Register. The agent may substitute another to act for him or her.

Dated:	Signature:

Signature Guarantee:

(Sign exactly as your name appears on the other side of this Note)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Security Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Security Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 9.1 of the First Supplemental Indenture, check the box below:

[   ] Section 9.1

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 9.1 of the First Supplemental Indenture, state the amount you elect to have purchased:

$	(integral multiples of $1,000, provided that the unpurchased portion must be in a minimum principal amount of $2,000)

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)
Tax Identification No.:

Signature Guarantee*:

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).